UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2009

INSITUFORM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10786	13-3032158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

In March 2004, Insituform Technologies, Inc. (the “Company”) filed a lawsuit in the United States District Court in Boston, Massachusetts against its excess insurance carrier for such carrier’s failure to acknowledge coverage under a contractor’s rework endorsement of its policy and to indemnify the Company for the entire loss in excess of the Company’s primary policy. The claim related to a cured-in-place pipe installation project performed by the Company in Boston in 2003. As previously disclosed in its periodic reports filed with the Securities and Exchange Commission, on March 31, 2008, the United States District Court in Boston entered a final judgment in favor of the Company in the amount of $7.7 million, which included $6.1 million in actual damages and $1.6 million in pre-judgment interest (the “Judgment”). The excess insurance carrier appealed the Judgment to the First Circuit Court of Appeals, and the Company filed a cross appeal.

On May 22, 2009, the First Circuit Court of Appeals entered an order vacating the Judgment and remanded the case to the district court for dismissal of the Company’s complaint. The Company intends to vigorously pursue a reconsideration and/or review of the decision in order to reinstate the Judgment. In December 2008, the Company purchased a judgment protection insurance policy to ensure the full amount of the Judgment, subject to a $0.5 million deductible. The insurance carrier is currently “A XV” rated according to AM Best.

The claim receivable was originally recorded as of June 30, 2005, in accordance with the Company’s revenue recognition policy. At March 31, 2009, the total claim receivable recorded by the Company was $8.1 million, which included actual remediation costs of $6.1 million, pre-judgment interest of $1.6 million and $0.4 million in post-judgment interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSITUFORM TECHNOLOGIES, INC.

By:	/s/ David F. Morris
David F. Morris
Senior Vice President, General Counsel and
Chief Administrative Officer

Date: May 29, 2009